AMENDED AND RESTATED LETTER OF CREDIT AGREEMENT

Dated as of June 3, 2011

Among

ALLETE, INC.
(formerly known as Minnesota Power, Inc.)

THE PARTICIPATING BANKS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Issuing Bank

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1
Section 1.1	Definitions	1

ARTICLE II LETTER OF CREDIT		13

Section 2.1
Section 2.2
Section 2.3

Section 2.4
Section 2.5
Section 2.6
Section 2.7
Section 2.8
Section 2.9
Section 2.10
Section 2.11
Section 2.12
Section 2.13
Section 2.14
Section 2.15
Section 2.16
Section 2.17

Issuance of L/C Extension
Letter of Credit Drawings
Company Reimbursement Obligations; Participating Bank Payments
    in Respect of the Letter of Credit; Drawing Loans
Agreement of the Company and Each Participating Bank
Interest Rates and Payment Dates
Payments
Security Interest in Pledged Bonds
Fees
Method of Payment
Lending Offices and Funding
Computation of Interest
Payment Due on Non-Business Day to be made on Next Business Day
Late Payments
Source of Funds
Extension of Stated Expiration Date
Provisions Applicable to LIBOR Drawing Loans
Rescission of Payments
		13 14 14 16 16 17 18 18 19 19 19 19 20 20 20 21 22

ARTICLE III CONDITIONS PRECEDENT		22
Section 3.1 Section 3.2	Conditions Precedent to Issuance of the L/C Extension Conditions Precedent to Drawing Loans	22 23

ARTICLE IV REPRESENTATIONS AND WARRANTIES		24
Section 4.1	Company’s Representations	24

ARTICLE V COVENANTS		26
Section 5.1 Section 5.2 Section 5.3 Section 5.4 Section 5.5 Section 5.6 Section 5.7 Section 5.8 Section 5.9 Section 5.10 Section 5.11 Section 5.12
Information
Maintenance of Property; Insurance
Maintenance of Existence
Compliance with Laws
Inspection of Property, Books and Records
Use of Proceeds
Taxes
Negative Pledge
Prohibition of Fundamental Changes
Maximum Ratio of Total Indebtedness to Total Capitalization
Bond Documents
Official Statement
		27 28 28 28 28 29 29 29 31 31 31 31

i

Section 5.13 Section 5.14 Section 5.15 Section 5.16	Optional Redemptions Conversion Pari Passu Patriot Act Compliance	32 32 32 32

ARTICLE VI EVENTS OF DEFAULT		32
Section 6.1 Section 6.2 Section 6.3	Events of Default Remedies Pledge of Special Deposit Account	32 34 35

ARTICLE VII MISCELLANEOUS		35
Section 7.1
Section 7.2
Section 7.3
Section 7.4
Section 7.5
Section 7.6
Section 7.7
Section 7.8
Section 7.9
Section 7.10
Section 7.11
Section 7.12
Section 7.13
Section 7.14
Section 7.15
Section 7.16
Section 7.17
Section 7.18
Section 7.19
Section 7.20
Section 7.21
Section 7.22
Section 7.23

Taxes
Increased Costs
Right of Setoff; Other Collateral
Indemnity; Costs and Expenses
Non-Controlled Persons
Obligations Absolute
Liability of the Issuing Bank
Participants, Etc.
Survival of this Agreement
Amendments and Waivers
Waiver of Rights by the Banks
Severability
Governing Law; Submission to Jurisdiction
Notices
Survival of Certain Obligations
Taxes and Expenses
Pleadings
Counterparts
Waiver of Jury Trial
Register
Adjustments; Set-off
Patriot Act Notice
Restatement
		35 36 38 39 42 42 42 43 44 44 45 45 45 45 47 47 47 47 47 47 48 48 48

ARTICLE VIII THE ADMINISTRATIVE AGENT		48
Section 8.1 Section 8.2 Section 8.3 Section 8.4 Section 8.5 Section 8.6 Section 8.7	Appointment and Authorization of Administrative Agent
Administrative Agent and its Affiliates
Action by Administrative Agent
Consultation with Experts
Liability of Administrative Agent; Credit Decision
Indemnity
Resignation of Administrative Agent and Successor Administrative Agent
		48 49 49 49 49 50 50

Exhibit A Exhibit B	Form of Extension of Letter of Credit Participating Bank Commitment Percentages

ii

AMENDED AND RESTATED LETTER OF CREDIT AGREEMENT

This Agreement is entered into as of June 3, 2011 by and among ALLETE, Inc., a Minnesota corporation (as more fully defined below, the “Company”), Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), in its capacity as letter of credit issuer (in such capacity, the “Issuing Bank”) and as administrative agent for the Participating Banks hereunder (in such capacity, the “Administrative Agent”), and the financial institutions from time to time party hereto (each a “Participating Bank”).

At the request of the Company, the Collier County Industrial Authority, a public body corporate and politic organized and existing under the laws of the State of Florida (the “Issuer”) issued its Industrial Development Variable Rate Demand Refunding Revenue Bonds (ALLETE, Inc. Project), Series 2006 (the “Bonds”) in the principal amount of $27,800,000 pursuant to an Indenture of Trust dated as of July 1, 2006 (as amended or supplemented in accordance with the terms hereof and thereof, the “Indenture”) between the Issuer and U.S. Bank National Association, as trustee for the purchasers of the Bonds (the “Trustee”).

The Company and the Issuer executed a Financing Agreement dated July 5, 2006 (as amended or supplemented in accordance with the terms hereof and thereof, the “Financing Agreement”), under which the Issuer agreed to lend the proceeds of the Bonds to the Company.

Pursuant to a Letter of Credit Agreement dated July 5, 2006 among the Company, Wells Fargo, as Issuing Bank and Administrative Agent, and the Participating Banks, as defined therein (the “2006 Letter of Credit Agreement”), the Issuing Bank issued its Irrevocable Letter of Credit No. NZS569069, dated July 5, 2006 (the “Letter of Credit”), and the Company agreed to reimburse the Issuing Bank for any draws under the Letter of Credit.

The stated Expiration Date of the Letter of Credit is July 5, 2011. The Company has requested that the Issuing Bank extend the Letter of Credit by issuing its extension of the Letter of Credit in the form of Exhibit A (the “L/C Extension”).

The Issuing Bank has agreed to extend the requested letter of credit, and the Participating Banks have agreed to participate in the risk of such letter of credit on the terms and subject to the conditions set forth herein.

ACCORDINGLY, in consideration of the mutual covenants contained herein and in related documents, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1   Definitions.  As used in this Agreement:

“2006 Letter of Credit Agreement” has the meaning specified in the preamble.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Agreement” means this Amended and Restated Letter of Credit Agreement, as amended or supplemented from time to time.

“Applicable Hedge Agreement” means any Hedge Agreement engaged in by a Person as part of its normal business operations with the purpose and effect of hedging and protecting such Person against fluctuations or adverse changes in the prices of electricity, gas, fuel or other commodities, interest rates or currency exchange rates, which Hedge Agreement is part of a risk management strategy and not for purposes of speculation and not intended primarily as a borrowing of funds.

“Applicable Margin” means (i) 0.850% per annum for any day Level I Status exists; (ii) 1.075% per annum for any day Level II Status exists; (iii) 1.300% per annum for any day Level III Status exists; (iv) 1.525% per annum for any day Level IV Status exists; (v) 1.750% per annum for any day Level V Status exists; and (vi) 1.500% per annum for any day Level VI Status exists.

“Authorizing Order” means any order of the MPUC or any other regulatory body having jurisdiction over the Company or any affiliate of the Company authorizing and/or restricting the indebtedness that may be created from time to time hereunder.

 “Available Amount” means, at any time, the amount available for drawing under the Letter of Credit, after giving effect to any payments thereunder, reductions thereof, and reinstatements thereof.

“Banks” means, collectively, the Issuing Bank, the Administrative Agent and the Participating Banks.

“Base Rate” means for any day the greatest of:
       (i)   the rate of interest announced by the Administrative Agent from time to time as its prime commercial rate for U.S. dollar loans as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate;

       (ii)   the sum of (x) the rate determined by the Administrative Agent to be the prevailing rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) at approximately 10:00 am. (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) for the purchase at face value of overnight federal funds in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined, plus (y) 1/2 of 1% (0.50%); or

       (iii)   the sum of (x) the rate determined by the Administrative Agent to be LIBOR in effect as of such day (or, if such day is not a Business Day, as of the immediately preceding Business Day), rounded upwards, if necessary, to the next higher 1/100 of 1%), plus (y) 1-1/2% (1.50%).

“Bond Documents” means the Indenture, the Financing Agreement and the Bonds.

“Bonds” has the meaning specified in the preamble to this Agreement.

“Business Day” shall have the same meaning herein as the term “business day” in the Letter of Credit and, if the applicable Business Day relates to a determination of LIBOR, means any day on which banks are dealing in U.S. dollar deposits in the interbank market in London, England.

“Capital Lease Obligations” means with respect to any Person, obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, provided that no power purchase agreement shall constitute a Capital Lease Obligation.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations, rulings and proclamations promulgated and proposed thereunder or under the predecessor Code.

“Commitment Percentage” means, as to each Participating Bank, the percentage set forth by such Participating Bank’s name in Exhibit B, as such percentage may be adjusted pursuant to any assignment under Section 7.8.

“Company” means ALLETE, Inc., a Minnesota corporation duly organized and validly existing under the laws of the State of Minnesota, and its lawful successors and assigns, to the extent permitted by this Agreement.

“Consolidated Assets” means the total amount of assets shown on the consolidated balance sheet of the Company and its Subsidiaries, determined in accordance with GAAP and prepared as of the end of the fiscal quarter then most recently ended for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b).

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in consolidated financial statements in accordance with GAAP if such statements were prepared as of such date.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters (a) disclosed in the current and periodic reports filed by the Company prior to the date hereof with the SEC pursuant to the requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or (b) disclosed by the Company to the Banks (either directly or indirectly through the Administrative Agent) in writing prior to the date hereof.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the unconditional sole option of the holder thereof (other than solely for Equity Interests that do not constitute Disqualified Stock), in whole or in part, on or prior to the date that is 180 days after the Stated Expiration Date.

“Drawing Loan” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof, in each case as in effect and applicable to the Company and its Subsidiaries at the time the representation in Section 4.1(m) is made or deemed made or compliance with Section 5.4 is determined.

“Equity Interest” means (i) shares of corporate stock, partnership interests, limited liability company membership interests, and any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and (ii) all warrants, options or other rights to acquire any Equity Interest set forth in the foregoing clause (i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) any failure to satisfy the minimum funding standards of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, whether or not waived, (c) the incurrence by the Company, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (d) the receipt by  the Company, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (e) the incurrence by the Company, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (f) the receipt by the Company, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning specified in Section 6.1.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate.

“Financing Documents” means this Agreement, the Letter of Credit, and any agreement or instrument relating thereto.

“Financing Agreement” has the meaning specified in the preamble to this Agreement.

 “First Mortgage” means the Mortgage and Deed of Trust, dated as of September 1, 1945, from the Company to The Bank of New York Mellon and Ming Ryan (successors to Irving Trust Company and Richard H. West), as trustees, as heretofore and hereafter amended and supplemented.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied; provided that if the Company converts to use the International Financial Reporting Standards by the International Accounting Standards Board or other method of accounting, as may hereafter be required or permitted by the SEC, then the term “GAAP” as used in this Agreement shall be deemed to mean and refer to such International Financial Reporting Standards or such other method of accounting instead, which are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Body” means any government, foreign, or domestic, any court or any foreign or domestic, federal, state, municipal or other governmental department, commission, board, bureau, agency, public authority or instrumentality.

“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guarantying or having the economic effect of guarantying any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guaranty” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantied” has a meaning correlative thereto.  The amount of any Guaranty of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranty) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith, provided that, notwithstanding anything in this definition to the contrary, the amount of any Guaranty of a Person in respect of any Applicable Hedge Agreement by any other Person with a counterparty shall be deemed to be the maximum reasonably anticipated liability of such other Person, as determined in good faith by such Person, net of any obligation or liability of such counterparty in respect of any Applicable Hedge Agreement with such Person, provided further that the obligations of such other Person under such Applicable Hedge Agreement with such counterparty shall be terminable at the election of such other Person in the event of a default by such counterparty in its obligations to such other Person.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Hedge Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedge, future, forward, swap, option, cap, floor, collar or similar agreement or arrangement (including both physical and financial settlement transactions).

“Indebtedness” means as to any Person, at a particular time, all items which constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of property (excluding trade payables incurred in the ordinary course of business and excluding any such obligations payable solely through the Company’s issuance of Equity Interests (other than the Disqualified Stock and Equity Interests convertible into Disqualified Stock)), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or title retention agreement, (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, provided that the amount of such liabilities included for purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the liabilities so secured, (f) indebtedness in respect of Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (g) liabilities in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any shares of equity securities or any option, warrant or other right to acquire any shares of equity securities, (h) obligations under Capital Lease Obligations, (i) Guaranties of such Person in respect of Indebtedness of others, and (i) to the extent not otherwise included, all net obligations of such Person under Applicable Hedge Agreements.

“Indenture” has the meaning set forth in the preamble to this Agreement.

“Interest Drawing” means a drawing under the Letter of Credit resulting from the presentation of a certificate in the form of Annex F to the Letter of Credit.

“Interest Period” means a period commencing on a Business Day and ending on the day in the next succeeding month that immediately precedes the date which numerically corresponds to the first day of such Interest Period, except that (i) if such final month has no numerically corresponding day, then the Interest Period shall end on the last Business Day of such month, and (ii) if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day, unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the next preceding Business Day.

“Issuer” has the meaning specified in the preamble to this Agreement.

“Issuing Bank” has the meaning set forth in the preamble to this Agreement.

“L/C Commitment” means, as to any Participating Bank, the obligation of such Participating Bank under Section 2.1(b) hereof to participate in the Letter of Credit.

“L/C Disbursement” means any payment or disbursement made by the Issuing Bank under the Letter of Credit.

“L/C Extension” has the meaning specified in the preamble to this Agreement.

“L/C Margin” means 0.75% per annum.

“L/C Obligations” means, at any time, an amount equal to the sum of (a) the Available Amount at such time and (b) the aggregate amount of Reimbursement Obligations outstanding at such time.

“Letter of Credit” has the meaning specified in the preamble to this Agreement.

“Letter of Credit Fee” means the fee payable by the Company under Section 2.8(a).

“Level I Status” means the S&P Rating is A- or higher and the Moody’s Rating is A3 or higher.

“Level II Status” means Level I Status does not exist, but the S&P Rating is BBB+ or higher and the Moody’s Rating is Baal or higher.

“Level III Status” means neither Level I Status nor Level II Status exists, but the S&P Rating is BBB or higher and the Moody’s Rating is Baa2 or higher.

“Level IV Status” means none of Level I Status, Level II Status nor Level III Status exists, but the S & P Rating is BBB- or higher and the Moody’s Rating is Baa3 or higher.

“Level V Status” means none of Level I Status, Level II Status, Level III Status nor Level IV Status exists, but the S & P Rating is BB+ - or higher and the Moody’s Rating is Baa1 or higher.

“Level VI Status” means none of Level I Status, Level II Status, Level III Status, Level IV Status nor Level V Status exists.

“LIBO Base Rate” means the rate per annum for United States dollar deposits quoted by the Administrative Agent as the Interbank Market Offered Rate, with the understanding that such rate is quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of an Interest Period for delivery of funds on said date for a period of time approximately equal to the number of days in such Interest Period and in an amount approximately equal to the principal amount to which such Interest Period applies.  The Company understands and agrees that the Administrative Agent may base its quotation of the Interbank Market Offered Rate upon such offers or other market indicators of the London interbank market as the Administrative Agent in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London interbank market.

“LIBOR” means, with respect to any Interest Period and any principal, an annual rate equal (a) the applicable LIBO Base Rate (rounded up to the nearest 1/16 of 1%) for funds to be made available on the first day of such Interest Period in an amount approximately equal to such principal and maturing at the end of such Interest Period, divided by (b) a number determined by subtracting from 1.00 the maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency liabilities, such rate to remain fixed for such Interest Period. The Administrative Agent’s determination of LIBOR shall be conclusive, absent manifest error.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset; provided, however, Lien shall not mean any Trading securities or Available-for-sale securities (as defined in the Notes to the Consolidated Financial Statements contained in the Company’s 2010 Annual Report) pledged to secure or cover any hedging transaction in Trading securities or Available-for-sale securities.  For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sales agreement, capital lease or other title retention agreement relating to such asset.

“Majority Participating Banks” mean Participating Banks holding at least 66 2/3% of the sum of (a) the aggregate unpaid principal amount of the Drawing Loans plus (b) the aggregate amount of all L/C Obligations.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Change” means a material adverse change in (a) the financial condition, operations, business or property of (i) the Company or (ii) the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Related Documents or (c) the ability of the Banks to enforce their rights and remedies under this Agreement and the Related Documents.

“Material Subsidiary” means any Subsidiary of the Company that has assets that constitute more than 10% of the consolidated assets of the Company and its Subsidiaries as shown on the most recent financial statements delivered to the Administrative Agent pursuant to Section 5.1 hereof.

“Moody’s Rating” means the rating assigned by Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency to the outstanding senior secured non-credit enhanced long-term indebtedness of the Company (or if neither Moody’s Investors Service, Inc. nor any such successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the U.S. as mutually agreed between the Administrative Agent and the Company). Any reference in this Agreement to any specific rating is a reference to such rating as currently defined by Moody’s Investors Service, Inc. (or such a successor) and shall be deemed to refer to the equivalent rating if such rating system changes.

“MPUC” means the Minnesota Public Utilities Commission.

 “Multiemployer Plan” means a plan described in Section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group contributed or has contributed during the last five years of such plan.

“Obligations” means the Drawing Loans, fees relating to the Letter of Credit, any and all obligations of the Company to reimburse the Banks for any drawings under the Letter of Credit and all other obligations of the Company to any Bank arising under or in relation to this Agreement.

“Official Statement” means the Official Statement relating to the Bonds, dated June 30, 2006.

“Original Stated Amount” has the meaning specified in the 2006 Letter of Credit Agreement.

“Outstanding,” “Bonds Outstanding” or “Bonds then Outstanding” shall have the same meaning as the terms “Outstanding Bonds,” “Bonds Outstanding” or “Outstanding” in the Indenture.

“Paying Agent” has the meaning specified in the Indenture.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Body succeeding to the functions thereof.

“Permitted Encumbrances” means:

    (a)   Liens imposed by law for taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due or are being contested in compliance with Section 5.7, provided that enforcement of such Liens is stayed pending such contest;

    (b)   landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, contractors’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations which are not delinquent or are being contested, provided that enforcement of such Liens is stayed pending such contest;

    (c)   pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (but not ERISA);

    (d)   pledges and deposits to secure the performance of bids, trade contracts, leases, purchase agreements, government contracts, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, and other than promissory notes and contracts for the repayment of borrowed money;

    (e)   Liens (including contractual security interests) in favor of a financial institution (including securities firms) encumbering deposit accounts or checks or instruments for collection, commodity accounts or securities accounts (including the right of set-off) at or held by such financial institution in the ordinary course of its commercial business and which secure only liabilities owed to such financial institution arising out of or resulting from its maintenance of such account or otherwise are within the general parameters customary in the financial industry;

    (f)   judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.1(i);

    (g)   any interest of a lessor or licensor in property under an operating lease under which the Company or any Subsidiary is lessee or licensee, and any restriction or encumbrance to which the interest of such lessor or licensor is subject;

    (h)   Liens arising from filed UCC-1 financing statements relating solely to leases not prohibited by this Agreement;

    (i)   leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Company and its Subsidiaries;

    (j)   licenses of intellectual property granted by the Company or any Subsidiary in the ordinary course of business and not materially interfering with the ordinary conduct of the business of the Company and its Subsidiaries;

    (k)   easements, servitudes (contractual and legal), zoning restrictions, rights of way, encroachments, minor defects and irregularities in title and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not render title to such property unmarketable or materially interfere with the ability of the Company and its Subsidiaries, as the case may be, to utilize their respective properties for their intended purposes;

    (l)   Liens securing obligations, neither assumed by the Company or any Subsidiary nor on account of which the Company or any Subsidiary customarily pays interest, upon real estate on which the Company or any Subsidiary has a right-of-way, easement, franchise or other servitude or of which the Company or any Subsidiary is the lessee, for the purpose of locating transmission and distribution lines and related support structures, pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or similar equipment, or service buildings incidental to any of the foregoing;

    (m)   with respect to properties involved in the production of oil, gas and other minerals, unitization and pooling agreements and orders, operating agreements, royalties, reversionary interests, preferential purchase rights, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business in the general area of such property and that are entered into in the ordinary course of business;

    (n)    Liens in favor of Governmental Bodies encumbering assets acquired in connection with a government grant program, and the right reserved to, or vested in, any Governmental Body by the terms of any right, power, franchise, grant, license, or permit, or by any provision of law, to purchase, condemn, recapture or designate a purchaser of any property;

    (o)    Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U;

    (p)    Liens on cash collateral securing letters of credit issued under the Company’s primary credit facility;

    (q)    customary Liens for the fees and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement;

    (r)     agreements for and obligations (other than repayment of borrowed money) relating to the joint or common ownership, operation, and use of property, including Liens under joint venture or similar agreements securing obligations incurred in the conduct of operations or consisting of a purchase option, call or right of first refusal with respect to the Equity Interests in such jointly owned Person; and

    (s)    Liens granted on cash or invested funds constituting proceeds of any sale or disposition of property deposited into escrow accounts to secure indemnification, adjustment of purchase price or similar obligations incurred in connection with such sale or disposition, in an amount not to exceed the amount of gross proceeds received from such sale or disposition.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Plan” means, with respect to the Company and each Subsidiary thereof at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is or has been maintained or contributed to by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the Controlled Group for employees of any Person which was at such time a member of the Controlled Group.

“Pledged Bonds” has the meaning specified in the Indenture.

“Potential Default” means an event which but for the lapse of time or the giving of notice, or both, would, unless cured or waived, constitute an Event of Default.

“Register” has the meaning specified in Section 7.20.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligation” means the Company’s obligation to reimburse the Issuing Bank on account of any L/C Disbursement as provided in Section 2.3.

“Related Documents” means the Bond Documents, this Agreement, the Letter of Credit, and any other agreement or instrument relating thereto.

“Remarketing Agent” means Wells Fargo Brokerage Services, LLC, as remarketing agent under the Indenture, and any successor remarketing agent.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA.

“S&P Rating” means the rating assigned by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto that is a nationally recognized rating agency to the outstanding senior secured non-credit enhanced long-term indebtedness of the Company (or, if neither such division nor any successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the U.S. as mutually agreed between the Administrative Agent and the Company).  Any reference in this Agreement to any specific rating is a reference to such rating as currently defined by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (or such a successor) and shall be deemed to refer to the equivalent rating if such rating system changes.

“SEC” means the Securities and Exchange Commission, or any entity succeeding to the functions thereof.

“Special Deposit Account” has the meaning specified in Section 6.2(a).

“State” means the State of Minnesota.

“Stated Expiration Date” means July 5, 2013, or such later date to which the Stated Expiration Date may be extended from time to time pursuant to the Letter of Credit and Section 2.15.

“Subsidiary” means, as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined.  Unless the context otherwise requires, any reference to a Subsidiary shall be deemed to refer to a Subsidiary of the Company.

“Taxes” means, except as used and defined in Section 7.1, any present or future tax, levy, assessment, impost, duty, charge, fee, deduction or withholding of any nature, and whatever called, by a Governmental Body, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Termination Date” means the Expiration Date, as defined in the Letter of Credit.

“Total Capitalization” means, at any time, the difference between (i) the sum of each of the following at such time with respect to the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP: (A) preferred Equity Interests, plus (B) common Equity Interests and any premium on Equity Interests thereon (as such term is used in the Consolidated Financial Statements contained in the Company’s 2010 Annual Report), excluding accumulated other comprehensive income or loss, plus (C) retained earnings, plus (D) Total Indebtedness, and (ii) (A) stock of the Company acquired by the Company and (B) stock of a Subsidiary acquired by such Subsidiary, in each case at such time, as applicable, determined on a consolidated basis in accordance with GAAP.

“Total Indebtedness” means at any time, all Indebtedness (net of unamortized premium and discount (as such term is used in the Consolidated Financial Statements contained in the Company’s 2010 Annual Report)) at such time of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Unreimbursed Drawing Rate” has the meaning specified in Section 2.5.

“U.S.” means the United States of America.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  Any capitalized terms used herein which are not specifically defined herein shall have the same meaning herein as in the Indenture.  All references in this Agreement to times of day shall be references to Minneapolis, Minnesota time unless otherwise expressly provided herein.

ARTICLE II
LETTER OF CREDIT

Section 2.1   Issuance of L/C Extension.

    (a)    The Issuing Bank agrees to issue the L/C Extension on the date hereof, upon the terms, subject to the conditions and relying upon the representations and warranties set forth in this Agreement,.

    (b)    Effective upon the issuance of the L/C Extension and without further action on the part of any Bank, each Participating Bank shall automatically acquire a participation in the Issuing Bank’s liability under the Letter of Credit in an amount equal to such Participating Bank’s Commitment Percentage of the Original Stated Amount.

Section 2.2   Letter of Credit Drawings.

The Trustee is authorized to make drawings under the Letter of Credit in accordance with the terms thereof.  The Company hereby directs the Issuing Bank to make payments under the Letter of Credit in the manner therein provided.  The Company hereby irrevocably approves reductions and reinstatements of the Available Amount as provided in the Letter of Credit. No further consent of, notice to or authorization by the Company shall be required in connection with any such reinstatement occurring from time to time as contemplated hereby.

Section 2.3   Company Reimbursement Obligations; Participating Bank Payments in Respect of the Letter of Credit; Drawing Loans.

    (a)   L/C Disbursements to be Reimbursed Immediately. On the day of (i) each L/C Disbursement on account of an Interest Drawing, and (ii) each other L/C Disbursement made when the conditions precedent contained in Section 3.2 are not true or have not been satisfied, the Company will pay to the Administrative Agent, for the account of the Participating Banks or the Issuing Bank, as the case may be, the full amount of such L/C Disbursement, without notice or demand of any kind. If the Company fails to make any such payment when due, the unpaid amount thereof shall bear interest until paid by the Company at the rate specified in Section 2.13.

    (b)   Other L/C Disbursements. Upon the occurrence of any L/C Disbursement not described in subsection (a), the Issuing Bank may request payment in the amount of such L/C Disbursement from the Participating Banks as provided in subsection (c). The amount so paid by each Participating Bank shall constitute a loan (a “Drawing Loan”) to the Company by such Participating Bank, the proceeds of which Drawing Loan shall be remitted by the Participating Banks to the Administrative Agent and applied by the Administrative Agent or the Issuing Bank to the payment of the corresponding Reimbursement Obligation. Each Drawing Loan shall be due and payable on demand and shall bear interest on the unpaid principal amount thereof from the date such Drawing Loan is made until it is paid in full, at a rate per annum equal to the Unreimbursed Drawing Rate.

    (c)   Payments by Participating Banks. Upon any L/C Disbursement described in subsection (b), the Issuing Bank, directly or through the Administrative Agent, shall (and, at any time following any other L/C Disbursement, may) give each Participating Bank prompt notice (orally or in writing) of such L/C Disbursement, specifying (a) the amount of such L/C Disbursement, (b) the date such L/C Disbursement was or is to be made and (c) such Participating Bank’s pro rata share of the amount of such L/C Disbursement (determined on the basis of such Participating Bank’s Commitment Percentage). If so requested, each Participating Bank shall pay to the Administrative Agent, for the account of the Issuing Bank, an amount equal to such Participating Bank’s Commitment Percentage of such L/C Disbursement, such payment to be made not later than 3:00 p.m. on the date on which such L/C Disbursement is made or to be made (if such Participating Bank was notified at or prior to 1:00 p.m. on such date) or on the next Business Day (if such Participating Bank was notified after such time).  Each Participating Bank’s obligation to make each such payment, and the right of the Administrative Agent and the Issuing Bank to receive the same, are absolute and unconditional and shall not be affected by any circumstance whatsoever, including (without limiting the effect of the foregoing or of Section 2.4) the occurrence or continuance of a Potential Default or Event of Default or the failure of any other Participating Bank to make any payment under this Section, and each Participating Bank further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Participating Bank shall indemnify and hold harmless the Administrative Agent and the Issuing Bank from and against any and all losses, liabilities (including, without limitation, liabilities for penalties), actions, suits, judgments, demands, costs and expenses (including reasonable attorneys’ fees) resulting from any failure of such Participating Bank to provide, or from any delay in providing, the Administrative Agent with such Participating Bank’s Commitment Percentage of such L/C Disbursement in accordance with the provisions of this Section, but no Participating Bank shall be so liable for any such failure on the part of any other Participating Bank.

    (d)    If any amount required to be paid by any Participating Bank to the Administrative Agent pursuant to Section 2.3(c) in respect of any unreimbursed portion of any L/C Disbursement is made after the date such payment is due, such Participating Bank shall additionally pay to the Administrative Agent, for the account of the Issuing Bank, on demand, an amount equal to the product of (i) such amount, times (ii) the Applicable Rate, as defined below, times (iii) a fraction the numerator of which is the number of days during the period commencing on such due date and ending on the date on which payment is made (the “Delinquency Period”) and the denominator of which is 360. As used in this subsection, “Applicable Rate” means (x) if the Delinquency Period is 3 days or less, the daily average Federal Funds Rate during the Delinquency Period, and (y) in all other cases, the daily average Base Rate during the Delinquency Period. A certificate of the Administrative Agent submitted to any Participating Bank with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. For purposes of this subsection, payment by any Participating Bank to the Administrative Agent shall not be deemed made until such time as that payment is available to the Administrative Agent in immediately available funds.

    (e)    Whenever, at any time after the Issuing Bank has made an L/C Disbursement and has received from any Participating Bank (through the Administrative Agent) that Participating Bank’s pro rata share of such L/C Disbursement in accordance with section 2.3(c), the Administrative Agent receives any payment on account of such L/C Disbursement (whether or not such L/C Disbursement has been treated as a Drawing Loan under subsection (c), and whether such payment is received directly from the Company or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Administrative Agent will distribute to such Participating Bank that Participating Bank’s Commitment Percentage of such payment.

Section 2.4   Agreement of the Company and Each Participating Bank.

Without limiting the effect of subsection 2.3, the Company and each Participating Bank agree with the Issuing Bank that:

    (a)    The Issuing Bank is authorized to make payments under the Letter of Credit upon the presentation of the documents provided for therein and without regard to whether the Company has failed to fulfill any of its obligations with respect to any Related Document or any other default has occurred thereunder.

    (b)    The Issuing Bank is authorized to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are specifically delegated to or required of the Issuing Bank by the terms hereof, together with such powers as are reasonably incidental thereto.

    (c)    The Issuing Bank shall be entitled to rely upon any certificate, notice, demand or other communication (whether by cable, telegram, telecopy, S.W.I.F.T., telex or other written communication) believed by it to be genuine and to have been signed or sent by the proper Person or Persons (and no such reliance or failure shall place the Issuing Bank under any liability to the Company or any Participating Bank or limit or otherwise affect the Company’s or any Participating Bank’s obligations under this Agreement).

    (d)    Any action, inaction or omission on the part of the Issuing Bank under or in connection with the Letter of Credit or the instruments or documents related thereto, if in good faith and in conformity with such laws, regulations or customs as the Issuing Bank may reasonably deem to be applicable, shall be binding upon the Company and each Participating Bank (and shall not place the Issuing Bank under any liability to the Company or any Participating Bank or limit or otherwise affect the Company’s or any Participating Bank’s obligations under this Agreement).

    (e)    Notwithstanding any change or modification, with or without the consent of the Company, in any instruments or documents called for in the Letter of Credit, including waiver of noncompliance of any such instruments or documents with the terms of the Letter of Credit, this Agreement shall be binding on the Company with regard to the Letter of Credit and to any action taken by the Issuing Bank relative thereto.

    (f)    The Company shall indemnify and hold harmless each Bank from any loss or expense arising from or in connection with the Letter of Credit (except to the extent that such loss or expense arises directly from the gross negligence or willful misconduct of the Issuing Bank).

Section 2.5   Interest Rates and Payment Dates.

Each Drawing Loan shall bear interest determined as follows (the “Unreimbursed Drawing Rate”):

    (a)    through the third Business Day following the corresponding L/C Disbursement, at the Base Rate;

    (b)    thereafter for the immediately following 6 Interest Periods, at a rate per annum equal to the LIBOR applicable to such Interest Periods, plus the Applicable Margin;

    (c)    thereafter through the day preceding the first anniversary of such L/C Disbursement, at a rate per annum equal to the Base Rate; and

    (d)    thereafter, at a rate per annum equal to the Base Rate plus 2%.

Interest on all Drawing Loans shall be payable on demand or, if demand is not sooner made, on the last day of each calendar quarter.

Section 2.6   Payments.

    (a)    To the extent the Administrative Agent actually receives payment in respect of principal of or interest on any Pledged Bond, the Drawing Loan made in connection with the purchase of such Pledged Bond shall be deemed to have been reduced pro tanto, with the Issuing Bank crediting any interest payment on the Pledged Bond received by it to the payment of interest on the related Drawing Loan (and, after payment of all interest accrued on the related Drawing Loan, to the payment of principal of the related Drawing Loan) and crediting any principal repayment received to the principal thereof (and, after payment of all principal of the related Drawing Loan, to the payment of interest accrued on the related Drawing Loan); provided that if such interests or principal payments on such Pledged Bonds are derived from the Letter of Credit, any such payments shall not be credited against the Drawing Loans unless the Company has fully reimbursed the Issuing Bank for such amounts derived from the Letter of Credit.  Prior to the occurrence of an Event of Default the Issuing Bank agrees that any amount actually received by it in respect of principal of or interest on such Pledged Bonds and not credited to the payment of principal of or interest on the related Drawing Loan as provided in the preceding sentence shall be paid promptly to the Company unless such funds have been derived from a draw on the Letter of Credit which has not been fully reimbursed by the Company in which case only such amounts in excess of the amount necessary to fully reimburse the Issuing Bank for such payment from the Letter of Credit shall be returned to the Company.  After the occurrence and during the continuance of an Event of Default any such excess shall be held as collateral for the Obligations pursuant to the terms of Section 6.2(a) and 6.3.  Any such payment of a Drawing Loan will be subject, in the case of the first 180 days, to Section 2.16(a) hereof.

    (b)    Each payment (including each prepayment) by the Company on account of principal of and interest on the Obligations payable to the Participating Banks hereunder shall be made pro rata according to the respective outstanding principal amounts of the Obligations then held by the Participating Banks.  The Administrative Agent shall distribute such payments to the Participating Banks promptly upon receipt in like funds as received.

    (c)    The Administrative Agent agrees that upon any payment of principal by the Company on a Drawing Loan (other than a payment deemed made pursuant to Section 2.6(a) above) the Administrative Agent will promptly thereafter direct the Trustee to transfer to the Company a corresponding amount of Pledged Bonds provided that the Administrative Agent shall only be obligated to transfer Pledged Bonds in an amount equal to Authorized Denominations (as defined in the Indenture).

    (d)    Unless the Administrative Agent shall have received notice from the Company no later than 12:00 noon on the date on which any payment is due to the Participating Banks hereunder that the Company will not make such payment in full, the Administrative Agent may assume that the Company will make such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Participating Bank on such due date an amount equal to the amount then due such Participating Bank.  If and to the extent the Company shall not have so made such payment in full to the Administrative Agent, each Participating Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Participating Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Participating Bank until the date such Participating Bank repays such amount to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Participating Bank with respect to any amounts owing by such Participating Bank under this paragraph (d) shall be conclusive and binding for all purposes absent manifest error.

Section 2.7   Security Interest in Pledged Bonds.

The Company hereby grants to the Administrative Agent, for the benefit of each of the Banks, a first priority security interest in all of its right, title and interest in and to all Pledged Bonds to secure the repayment of the Obligations. This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code. The Company hereby agrees from time to time, at the request of the Administrative Agent, to cause any financing statements to be filed, registered and recorded in such manner and in all places as may be required by law or reasonably requested by the Administrative Agent in order to fully perfect and protect any lien and security interest created hereby and from time to time will perform or cause to be performed any other act as provided by law and will execute or cause to be executed any and all continuation statements and further instruments that may be reasonably requested or required by the Administrative Agent for such perfection and protection. The Administrative Agent hereby appoints the Trustee as its bailee for purposes of perfecting its security interest in the Pledged Bonds.

Section 2.8   Fees.

The Company will pay, or cause to be paid, to the Administrative Agent:

    (a)    for the account of the Participating Banks in accordance with their respective Commitment Percentages, a letter of credit fee on the average daily Available Amount at a rate equal to the L/C Margin. Such fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date, unless the Letter of Credit is terminated in whole on any earlier date, in which event the letter of credit fee for the period to the date of such termination shall be paid on the date of such termination;

    (b)    for the account of the Issuing Bank, on demand, all administrative fees charged by the Issuing Bank in the ordinary course of business in connection with the honoring of drafts under the Letter of Credit, amendments thereto, transfers  thereof and all other activity with respect to the Letter of Credit at the then current rates published by the Issuing Bank for such services rendered on behalf of customers of the Issuing Bank generally; and

    (c)    for the account of the Administrative Agent, on the date of each transfer of the Letter of Credit to a successor Trustee, a transfer fee in an amount equal to the Issuing Bank’s then standard out-of-pocket fee for transfers in effect on such date.

Section 2.9   Method of Payment.

All payments to be made by the Company and the Participating Banks under this Agreement shall be made to the Administrative Agent at Wells Fargo Bank, National Association, ABA No. 121000248, reference: ALLETE, Inc., not later than 3:00 p.m., on the date when due and shall be made in lawful money of the United States of America (in freely transferable U.S. dollars) and in immediately available funds.

Section 2.10   Lending Offices and Funding.

Each Participating Bank may fund its Drawing Loans at such branch, office or affiliate as it may from time to time elect and designate in a written notice to the Administrative Agent and the Company.  Notwithstanding any other provision of this Agreement, each Participating Bank shall be entitled to fund and maintain its funding of all or any part of each Drawing Loan in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if in the first 180 days the Issuing Bank had actually funded and maintained such Drawing Loan through the purchase of deposits in the eurodollar interbank market having a maturity corresponding to the Interest Periods applicable to such Drawing Loan and bearing an interest rate equal to the applicable LIBOR for such Interest Periods.

Section 2.11   Computation of Interest.

All computations of interest and fees payable by the Company under this Agreement shall be made on the basis of a 360-day year and actual days elapsed except where interest is computed using the Base Rate, in which case a year of 365 or 366 days and actual days elapsed shall be used.  Interest shall accrue during each period during which interest is computed from and including the first day thereof to but excluding the last day thereof.

Section 2.12   Payment Due on Non-Business Day to be made on Next Business Day.

If any sum becomes payable pursuant to this Agreement on a day which is not a Business Day, the date for payment thereof shall be extended, without penalty, to the next succeeding Business Day, and such extended time shall be included in the computation of interest and fees.  If the date for any payment of principal is extended by operation of law or otherwise, interest shall be payable for such extended time.

Section 2.13   Late Payments.

Except as set forth in Section 2.5, if the principal amount of any Obligation is not paid when due, such Obligation shall bear interest from the due date thereof until paid in full at a rate per annum equal to the Base Rate from time to time in effect plus 2%, payable on demand.

Section 2.14   Source of Funds.

All payments made by the Issuing Bank pursuant to the Letter of Credit shall be made from funds of the Issuing Bank and not from funds obtained from any other Person.

Section 2.15   Extension of Stated Expiration Date.

    (a)    No later than 90 days before each anniversary date of this Agreement the Company may make a request for a one-year extension of the Stated Expiration Date in a written notice to the Administrative Agent.  The Administrative Agent will promptly inform the Issuing Bank and the Participating Banks of any such request.  Each of the Issuing Bank and each Participating Bank may, in its sole and absolute discretion, determine whether to consent to such request.  If each of the Issuing Bank and each Participating Bank shall give irrevocable written notice to the Administrative Agent not later than 45 days prior to such Stated Expiration Date stating that it is so willing to extend the Stated Expiration Date, then, subject to any conditions precedent that the Administrative Agent may require in connection with such extension (e.g., the remaking of representations and warranties, no Potential Default or Event of Default having occurred or the delivery of a legal opinion and other appropriate documentation), the Stated Expiration Date shall be so extended, such extension to be effective as provided in Section 2.15(b) and the Administrative Agent shall promptly notify the Issuing Bank, the Participating Banks and the Company of such circumstance. Failure by the Issuing Bank or any Participating Bank to deliver such a notice to the Administrative Agent within such time frame shall be deemed to be a denial of the Company’s request by the Issuing Bank or such Participating Bank.  If the Issuing Bank and each Participating Bank have not delivered written notices in accordance with the terms hereof consenting to the extension of the Stated Expiration Date, the Stated Expiration Date shall not be extended and the Administrative Agent shall promptly notify the Issuing Bank, the Participating Banks and the Company of such circumstance.  Any date to which the Stated Expiration Date has been extended in accordance with this Section 2.15 may be extended in like manner.

    (b)    If the Stated Expiration Date is extended pursuant to Section 2.15(a), the Issuing Bank shall deliver to the Trustee an amendment (an “Extension Amendment”) designating the date to which the Stated Expiration Date is being extended.  Such extension of the Stated Expiration Date shall be effective, after receipt of such notice, on the Business Day following the date of delivery of such Extension Amendment, and thereafter all references in this Agreement to the Stated Expiration Date shall be deemed to be references to the date designated as such in the most recent Extension Amendment delivered to the Trustee.  No later than 90 days prior to the then current Stated Expiration Date the Company shall notify the Issuing Bank as to whether it will provide the Trustee with an Alternate Letter of Credit (as defined in the Indenture) or no credit enhancement.

Section 2.16   Provisions Applicable to LIBOR Drawing Loans.

    (a)   Funding Losses. If the Company makes any payment or prepayment of principal with respect to any Drawing Loan in the first 180 days on any day other than the last day of an Interest Period applicable to such Drawing Loan, the Company shall reimburse each Participating Bank, within 15 days after demand, for any resulting loss or expense incurred by it (or by any existing or prospective participant in the related Drawing Loan) including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or failure to borrow or prepay; provided, however, that such Participating Bank shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

    (b)   Basis for Determining Interest Rate Unavailable. If on or prior to the first day of any Interest Period deposits in dollars (in the applicable amounts) are not being offered to a Participating Bank in the London interbank market for such Interest Period, such Participating Bank shall forthwith give notice thereof to the Administrative Agent and the Company, whereupon the obligation of the Banks to make a Drawing Loan at LIBOR shall be suspended until that Participating Bank notifies the Company that the circumstances giving rise to such suspension no longer exist.  Such Participating Bank shall instead make such Drawing Loan at the Base Rate for the first 365 days.

    (c)   Illegality. If after the date hereof the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Participating Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Participating Bank to make, maintain or fund its Drawing Loans at LIBOR, such Participating Bank shall forthwith so notify the Administrative Agent and the Company, whereupon such Participating Bank’s obligation to fund any Drawing Loans at LIBOR shall be suspended. If any Participating Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Drawing Loans bearing interest at LIBOR to maturity and shall so specify in such notice, the Company shall immediately prepay in full the then outstanding principal amount of each such Drawing Loan bearing interest at LIBOR, together with accrued interest thereon. Concurrently with prepaying each such Drawing Loan, the Company may borrow a Drawing Loan at the Base Rate in an equal principal amount for a period coincident with the remaining term of the Interest Period applicable to such Drawing Loan.

Section 2.17   Rescission of Payments.

If, following the payment of any Reimbursement Obligation or any interest thereon by the Company to the Administrative Agent pursuant to Section 2.6, any portion of such Reimbursement Obligation and/or interest shall he rescinded or must otherwise be restored by the Issuing Bank, then each Participating Bank, upon notice to it by the Administrative Agent of such rescission or restoration, shall pay to the Administrative Agent its Commitment Percentage of the amount so rescinded or restored.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1   Conditions Precedent to Issuance of the L/C Extension.

As conditions precedent to the obligation of the Issuing Bank to issue the L/C Extension:

    (a)    the Company shall provide to the Administrative Agent (or the Administrative Agent shall otherwise have received) on or before the date hereof, in form and substance satisfactory to the Administrative Agent and its counsel:

       (i)    a written opinion of counsel to the Company dated the date hereof;

       (ii)   a certificate of the Company signed by an authorized officer of the Company, dated the date hereof and stating that:

(A)	the representations and warranties of the Company contained in Article IV are correct on and as of the date hereof as though made on such date;

(B)	no Event of Default has occurred and is continuing, or would result from the issuance of the L/C Extenstion or the execution and delivery of this Agreement, and no event has occurred and is continuing which would constitute an Event of Default or a Potential Default; and

(C)	no event of default has occurred or is continuing on the part of the Company under any of its existing debt agreements;

       (iii)    a copy of resolutions of the board of directors (or a committee thereof) of the Company certified as of the date hereof by the Secretary or an Assistant Secretary of the Company, authorizing, among other things, the execution, delivery and performance by the Company of this Agreement and authorizing the Company to obtain the issuance of the Letter of Credit and to borrow Drawing Loans;

       (iv)    certified copies of the Company’s by-laws and articles of incorporation;

       (v)    a certificate of the Secretary or any Assistant Secretary of the Company certifying the name and true signatures of the officers of the Company authorized to sign this Agreement;

       (vi)   evidence of the status of the Company as a duly organized and validly existing corporation under the laws of the State of Minnesota;

       (vii)    true and correct copies of the Related Documents;

       (viii)   a consent of any Participating Bank, as defined in the 2006 Letter of Credit Agreement, that is not a Participating Bank hereunder, consenting to this restatement of the 2006 Letter of Credit Agreement and the assumption of such Participating Bank’s obligations hereunder; and

       (ix)    such other documents, certificates and opinions as the Administrative Agent or its counsel may reasonably request;

    (b)           no law, regulation or ruling of the United States or any political subdivision or authority therein or thereof shall be in effect or shall have occurred, the effect of which would be to prevent any Bank from fulfilling its obligations under this Agreement; and

    (c)           all legal requirements provided herein incident to the execution, delivery and performance of this Agreement and the Related Documents and the transaction contemplated hereby and thereby, shall be reasonably satisfactory to the Administrative Agent and its counsel.

Section 3.2   Conditions Precedent to Drawing Loans.

Upon payment by the Issuing Bank of any drawing under the Letter of Credit, such drawing shall constitute a Drawing Loan to the Company only if on the date of payment of such drawing the following statements shall be true:

    (a)           the representations and warranties of the Company contained in Article IV are correct in all material respects on and as of the date of such payment as though made on and as of such date; provided, however, with respect to subsection 4.1(e) the references shall be deemed to refer to the Company’s most recent annual report filed on Form 10-K and 10-Q and with respect to subsection 4.1(h), the references shall be deemed to be with respect to the consolidated financial statements of the Company and its Consolidated Subsidiaries contained in the Company’s most recent annual report filed on Form 10-K and the most recent quarterly report filed on Form 10-Q, as applicable; and

    (b)           no event has occurred and is continuing, or would result from such payment, which constitutes a Potential Default or Event of Default.

Unless the Company shall have previously advised the Administrative Agent in writing that one or both of the above statements is no longer true, the Company shall be deemed to have represented and warranted on the date of such payment that both of the above statements are true and correct.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1   Company’s Representations.

In order to induce the Banks to enter into this Agreement, the Company represents and warrants as of the date hereof that:

    (a)           The Company is duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, has all requisite power and authority to own its property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the character of the property owned or leased by it therein or the transaction of its business makes such qualification necessary and where failure to so qualify could reasonably (either individually or in the aggregate) be expected to constitute, cause or result in a Material Adverse Change.

    (b)           The Company has full corporate power and authority to enter into, execute, deliver and carry out its obligations under this Agreement and the Related Documents to which the Company is a party, and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action and are in full compliance with the Company’s articles of incorporation and by-laws.  No consent or approval of, or exemption by, or notice to or filing with any Person is required in respect of the Company to authorize the execution, delivery and performance of, or as a condition to the validity or enforceability of, this Agreement, the Related Documents to which the Company is a party or any other agreement of the Company delivered in connection herewith or therewith, except those which have been received and except those which are required under the securities or blue sky laws of any jurisdiction.

    (c)           The officers of the Company who have executed this Agreement, who have requested the issuance of the Letter of Credit and who have executed or will execute the Related Documents to which the Company is a party and all other documents, instruments and agreements required to be delivered or contemplated hereunder or thereunder was and are properly in office and was and are duly authorized to execute the same.

    (d)    This Agreement and the Related Documents to which the Company is a party each constitutes the valid and legally binding obligations of the Company enforceable in accordance with their terms except that the enforceability thereof may be limited by applicable bankruptcy, insolvency, or other laws affecting the enforcement of creditors’ rights generally and by equitable principles.

    (e)    Except for the Disclosed Matters, there are no actions, suits or arbitration proceedings pending or, to the knowledge of the Company, threatened against the

Company, at law or in equity, before any Governmental Body which individually or in the aggregate, if adversely determined, would materially and adversely affect the financial condition of the Company or materially impair the ability of the Company to perform its obligations under this Agreement, the Related Documents to which the Company is a party, or any other document, instrument or agreement required to be delivered or contemplated hereunder or thereunder.  There are no proceedings pending or, to the knowledge of the Company, threatened against the Company which call into question the validity or enforceability of this Agreement, the Related Documents to which the Company is a party or any agreement of the Company delivered in connection herewith or therewith.

    (f)    The execution, delivery and performance by the Company of this Agreement and the Related Documents to which the Company is a party (i) do not violate any provision of the articles of incorporation or by-laws of the Company, (ii) do not violate any order, decree or judgment, or any provision of any statute, rule or regulation applicable to or binding on the Company or affecting any of its property, (iii) do not violate or conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a default under any shareholder agreement or stock preference agreement or under any material mortgage, indenture, contract or other agreement to which the Company is a party or by which any of its property is bound and (iv) do not result in the creation or imposition of any Lien upon any property of the Company except as set forth in Section 6.3.

    (g)    The Company has filed all United States tax returns and all other tax returns, if any, which are required to be filed by the Company, and has paid all taxes due, if any, as shown on said returns, or pursuant to any assessment received by the Company, except such taxes, if any, as are being contested in good faith and by appropriate proceedings.

    (h)    The consolidated financial statements of the Company and its Consolidated Subsidiaries as of December 31, 2009 and December 31, 2010 contained in the Company’s Annual Report on Form 10-K for the years ended on those dates, copies of which have been furnished to the Banks, present fairly the consolidated financial position of the Company and its Consolidated Subsidiaries as of those dates and the results of their operations for the two years ended December 31, 2010, in conformity with GAAP.  The consolidated financial statements contained in the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011, copies of which have been furnished to the Bank, present fairly the consolidated financial position of the Company and its Consolidated Subsidiaries as of the dates thereof and have been prepared in conformity with GAAP (subject to normal year-end and audit adjustments).  The Company has no contingent liabilities which are required by GAAP to be shown on the financial statements of the Company other than as indicated on said financial statements and since December 31, 2010, there has been no Material Adverse Change.

    (i)           To the best knowledge of the Company, the Company is not in default with respect to any judgment, order, writ, injunction, decree or decision of any

Governmental Body which default could reasonably be expected to constitute, cause or result in a Material Adverse Change.

    (j)           The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Bonds or any Drawing Loan will be used, directly or indirectly, by the Company for a purpose which violates any law, rule, or regulation of any Governmental Body, including, without limitation, the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System, as amended.

    (k)           No Potential Default or Event of Default has occurred and is continuing or would result from the obligations incurred by the Company hereunder or by the actions contemplated hereby.

    (l)           The representations and warranties of the Company in the Related Documents to which it is a party are (or, in the case of Related Documents entered into prior to the date hereof, were, when made) true and correct in every material respect, and the Company has furnished the Administrative Agent a true and correct copy of all the Related Documents as in effect on the date hereof.

    (m)           Except for the Disclosed Matters, the Company and its Subsidiaries (a) are in compliance with Environmental Laws, (b) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license, or approval, except, in each case, such as could not reasonably be expected to constitute, cause or result in a Material Adverse Change.

    (n)           No Plan has been terminated nor have any proceedings been instituted to terminate any Plan; the Company has not withdrawn from any Multiemployer Plan in a complete or partial withdrawal nor has a condition occurred which if continued would result in a complete or partial withdrawal; the Company has not incurred any withdrawal liability under Section 4201 or 4204 of ERISA with respect to any Multiemployer Plan; the Company has not incurred any liability to PBGC other than for required insurance premiums which have been paid when due; no Reportable Event with respect to any Plan has occurred; and no Plan has an accumulated funding deficiency under Section 302 of ERISA or Section 412 of the Code.  Each employee benefit plan (as defined in Section 3(3) of ERISA) maintained by the Company is in compliance with ERISA, except where the failure so to comply could not reasonably be expected to constitute, cause or result in a Material Adverse Change.

ARTICLE V
COVENANTS

The Company covenants and agrees with the Banks that it will do the following so long as any amounts may be drawn under the Letter of Credit, and thereafter, so long as any amounts remain outstanding or Obligations remain unfulfilled under this Agreement, unless the Majority Participating Banks shall otherwise consent in writing:

Section 5.1   Information.

The Company will deliver to each Bank:

    (a)           as soon as available and in any event within 120 days after the end of each fiscal year of the Company, the annual report of the Company and its Subsidiaries filed with the SEC on Form 10-K for such year, together with a certificate of the treasurer, chief financial officer, principal accounting officer or controller of the Company showing the Company’s compliance with Section 5.10 hereof;

    (b)           as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, the quarterly report of the Company and its Subsidiaries filed with the SEC on Form 10-Q for such quarter, together with a certificate of the treasurer, chief financial officer, principal accounting officer or controller of the Company showing the Company’s compliance with Section 5.10 hereof;

    (c)           promptly after any officer of the Company obtains knowledge of any Potential Default or Event of Default, if such Potential Default or Event of Default is then continuing, a written notice setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

    (d)           promptly upon the mailing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so mailed;

    (e)           promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Form 8-K (or its equivalent) which the Company shall have filed with the SEC;

    (f)           from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as any Bank may reasonably request;

    (g)           (i) copies of each of the notices, reports and certificates which are required to be given to the Trustee by the Company under any of the Bond Documents and (ii) upon request of any Bank, copies of each of the notices, reports and certificates which are required to be given to the holders of the Bonds by the Trustee under the Indenture to the extent (A) received by the Company and (B) not delivered to the Banks by the Trustee; and

    (h)           as promptly as possible and in any event within ten Business Days after the Company has knowledge thereof, notice of any downgrade in the S&P Rating or the Moody’s Rating.

The Company shall be deemed to have made delivery of any Form 10-K, Form 10-Q, Form S-8 or Form 8-K required to be delivered under paragraph (a), (b) or (e) if it shall have timely made such Form 10-K, Form 10-Q, Form S-8 or Form 8-K available on “EDGAR” and on its home page on the worldwide web, and (in the case of requirements under paragraph (a) or (b)) shall have delivered the corresponding certificate as otherwise provided in this Agreement.

Section 5.2   Maintenance of Property; Insurance.

    (a)           The Company will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

    (b)           The Company will, and will cause each of its Subsidiaries to, maintain (either in the name of the Company or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their properties in at least such amounts, against at least such risks and with no greater than such risk retention as are customarily maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Administrative Agent, upon reasonable request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.3   Maintenance of Existence.

Except as permitted under Section 5.9, the Company shall maintain its legal existence in good standing in the jurisdiction of its organization or formation and in each other jurisdiction in which the failure so to do could reasonably be expected to constitute, cause or result in a Material Adverse Change, and cause each of the Subsidiaries to maintain its qualification to do business and good standing in each jurisdiction in which the failure so to do could reasonably be expected to constitute, cause or result in a Material Adverse Change (it being understood that the foregoing shall not prohibit the Company from dissolving or terminating the existence of any Subsidiary that is inactive or whose preservation otherwise is no longer desirable in the conduct of the business of the Company and its Subsidiaries considered as a whole).

Section 5.4   Compliance with Laws.

The Company will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) a violation of which would individually or collectively reasonably be expected to result in a Material Adverse Change, except where the necessity or fact of compliance therewith is contested in good faith by appropriate proceedings.

Section 5.5   Inspection of Property, Books and Records.

The Company will keep proper books of record and account in conformity with GAAP and all requirements of law; and will permit representatives of the Administrative Agent at the Administrative Agent’s expense to visit and inspect any of its properties (subject to reasonable procedures relating to safety and security), to examine and make abstracts from any of its books and records and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired; provided that representatives of the Administrative Agent shall not be entitled to examine or make copies or abstracts of, or otherwise obtain information with respect to, the Company’s records relating to pending or threatened litigation if any such disclosure by the Company would reasonably be expected (i) to give rise to a waiver of any attorney/client privilege of Company or any of its Subsidiaries relating to such information or (ii) to be otherwise materially disadvantageous to the Company or any of its Subsidiaries in the defense of such litigation; and provided further that in the case of any discussion with the independent accountants, the Company shall have been given the opportunity to participate in such discussion. In the case of any discussion with such independent accountants, unless a Potential Default or Event of Default exists, the Administrative Agent shall pay any fees and expenses of such accountants in connection therewith.

Section 5.6   Use of Proceeds.

None of the proceeds of any drawing under the Letter of Credit will be used, directly or indirectly, by the Company for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

Section 5.7   Taxes.

The Company shall pay and discharge when due, and cause each of the Subsidiaries so to do, all Taxes imposed upon it or upon its property, which if unpaid would, individually or collectively, could reasonably be expected to constitute, cause or result in a Material Adverse Change or become a Lien on the property of the Company or such Subsidiary (other than a Lien described in clause (a) of the definition of Permitted Encumbrances), as the case may be, unless and to the extent only that such Taxes shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary, as the case may be.

Section 5.8   Negative Pledge.

The Company shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired by it, except:

    (a)           Liens now existing or hereafter arising in favor of the Administrative Agent or the Issuing Bank under the Related Documents;

    (b)           Permitted Encumbrances;

    (c)           any Lien existing on any property prior to the acquisition thereof by the Company or any Subsidiary, or existing on any property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or that is merged with or into or consolidated with the Company or any Subsidiary prior to such merger or consolidation, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary or such merger or consolidation, as the case may be, (ii) such Lien shall not apply to any other property of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations and liabilities that it secures on the date of such acquisition or the date such Person becomes a Subsidiary of the Company or such merger or consolidation, as the case may be;

    (d)           Liens (including precautionary Liens in connection with Capital Lease Obligations) on fixed or capital assets and other property (including any natural gas, oil or other mineral assets, pollution control facilities, electrical generating plants, equipment and machinery, and related accounts, financial assets, contracts and general intangibles) acquired, constructed, explored, drilled, developed, improved, repaired or serviced (including in connection with the financing of working capital and ongoing maintenance) by the Company or any Subsidiary, provided that (i) such security interests and the obligations and liabilities secured thereby are incurred prior to or within 270 days after the acquisition of the relevant asset or the completion of the relevant construction, exploration, drilling, development, improvement, repair or servicing (including the relevant financing of working capital and ongoing maintenance), as the case may be, (ii) the obligations and liabilities secured thereby do not exceed the cost of acquiring, constructing, exploring, drilling, developing, improving, repairing or servicing (including the financing of working capital and ongoing maintenance in respect of) the relevant assets, and (iii) such security interests shall not apply to any other property beyond the relevant property set forth in this paragraph (d) (and in the case of construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement is located) and paragraph (f), as applicable, of the Company or any Subsidiary;

    (e)           Liens created under or in connection with the First Mortgage;

    (f)           Liens on any Equity Interest owned or otherwise held by or on behalf of the Company or any Subsidiary in any Person created as a special purpose, bankruptcy-remote Person for the sole and exclusive purpose of engaging in activities in connection with the owning and operating of property in connection with any project financing permitted to be secured under paragraph (d);

    (g)           Liens created to secure Indebtedness of any Subsidiary to the Company or to any other Subsidiary;

    (h)           rights reserved to or vested in others to take or receive any part of any coal, ore, gas, oil and other minerals, any timber and/or any electric capacity or energy, gas, water, steam and any other product developed, produced, manufactured, generated, purchased or otherwise acquired by the Company or by others on property of the Company or any of its Subsidiaries, provided that no Lien described in this paragraph shall secure Indebtedness;

    (i)           Liens created for the sole purpose of extending, renewing or replacing in whole or in part Indebtedness secured by any lien, mortgage or security interest referred to in the foregoing paragraphs (a) through (h), provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or indebtedness that secured the lien or mortgage so extended, renewed or replaced (and any improvements on such property);

    (j)           Liens on cash or invested funds used to make a defeasance, covenant defeasance or in substance defeasance of any Indebtedness pursuant to an express contractual provision in the agreement governing such Indebtedness, provided that immediately before and immediately after giving effect to the making of such defeasance, no Potential Default or Event of Default exists; and

    (k)           any Lien, in addition to those described in the foregoing paragraphs (a) through (j), securing obligations that, together with all other obligations secured pursuant to this paragraph (k), do not exceed 10% of Consolidated Assets at the time of the incurrence thereof.

Section 5.9   Prohibition of Fundamental Changes.

The Company shall not:

    (a)           enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or

    (b)           convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial portion of its business or property without the prior written consent of the Majority Participating Banks, which consent shall not be unreasonably withheld.

Notwithstanding the foregoing provisions of this Section 5.9, the Company may merge or consolidate with any other Person if the Company is the surviving corporation or the surviving corporation assumes the liabilities of the Company by operation of law or otherwise.

Section 5.10   Maximum Ratio of Total Indebtedness to Total Capitalization.

The Company shall maintain a maximum ratio of Total Indebtedness to Total Capitalization of .65 to 1.0.

Section 5.11   Bond Documents.

The Company will perform and comply in all material respects with all terms, covenants and conditions of each of the Bond Documents to which it is a party.

Section 5.12   Official Statement.

The Company will not refer to the Issuing Bank in any representation, official statement or offering memorandum, except for the Official Statement, or make any changes in reference to the Issuing Bank in any revision of the Official Statement or other remarketing materials for the Bonds, except for updated descriptions provided by the Issuing Bank.  The Administrative Agent shall use reasonable efforts to provide the Company information necessary to update the description of the Issuing Bank in the Official Statement or such marketing materials.

Section 5.13   Optional Redemptions.

The Company will not permit an optional redemption or purchase for purposes of cancellation of the Bonds, without the prior written consent of the Majority Participating Banks; provided, however, that if the Company has deposited with the Issuing Bank or the Trustee an amount equal to the principal amount of the Bonds to be redeemed or purchased, the Participating Banks shall consent to such optional redemption or purchase to the extent of such amounts.

Section 5.14   Conversion.

The Company shall not (i) convert the Bonds to a Fixed Rate (as defined in the Indenture) without giving the Issuing Bank at least 30 days’ prior written notice, or (ii) cause the Bonds to bear interest at the Commercial Paper Rate (as defined in the Indenture) or Long-Term Rate (as defined in the Indenture) without a letter of credit securing the Bonds without giving the Issuing Bank at least 30 days’ prior written notice.

Section 5.15   Pari Passu.

The Obligations hereunder shall rank pari passu with all of the Company’s other senior unsecured indebtedness.

Section 5.16   Patriot Act Compliance

The Company will ensure that no person who owns a controlling interest in or otherwise controls the Company or any Subsidiary is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause the Company and each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations.

ARTICLE VI
EVENTS OF DEFAULT

Section 6.1   Events of Default.

“Event of Default”, wherever used herein, means any one of the following events:

    (a)           any material representation or warranty made by the Company in this Agreement or the Bond Documents or in any certificate, agreement, instrument or statement contemplated by or made or delivered pursuant to or in connection herewith or therewith, shall prove to have been false or misleading in any material respect when made;

    (b)           an Event of Default (as defined in any Related Document) shall have occurred;

    (c)           default in payment by the Company of (i) any Obligations (other than interest or any Letter of Credit Fee) required to be paid or reimbursed under this Agreement to any Bank when and as the same shall become due and payable as herein provided (or, to the extent that such Obligations are payable on demand, on demand)or (ii) any interest or Letter of Credit Fee within five days after the same is due (or, to the extent that such interest is payable on demand, on demand);

    (d)           default in any respect in the due observance or performance by the Company of any covenant set forth in Section 5.8, 5.9, 5.10, 5.13 or 5.14;

    (e)           default in any material respect in the due observance or performance by the Company of any other term, covenant or agreement set forth in this Agreement and such default has not been remedied within 30 days after receiving notice from the Administrative Agent;

    (f)           any material provision of this Agreement, or any of the Bond Documents shall cease to be valid and binding, or the Company or any governmental authority shall contest the validity or binding effect of any such provision, or the Company, or any agent or trustee on behalf of the Company, shall deny that the Company has any or further liability under this Agreement or any of the Bond Documents;

    (g)           (i) the Company makes an assignment for the benefit of creditors, files a petition in bankruptcy, is unable generally to pay its debts as they come due, is adjudicated insolvent or bankrupt or there is entered any order or decree granting relief in any involuntary case commenced against the Company under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or (ii) the Company petitions or applies to any tribunal for any receiver, trustee, liquidator, assignee or custodian or other similar official of the Company, or commences any proceeding in a court of law for a reorganization, arrangement, dissolution, liquidation or other similar procedure under any bankruptcy law or laws for the relief of debtors, whether now or hereafter in effect, or (iii) there is commenced against the Company any such proceeding in a court of law which remains undismissed or shall not be discharged, vacated or stayed, or such jurisdiction shall not be relinquished, within 60 days after commencement, or the Company by any act, indicates its consent to, approval of, or acquiescence in any such proceeding in a court of law, or to an order for relief in an involuntary case commenced against the Company under any such law, or the appointment of any receiver, trustee, liquidator, assignee, custodian or other similar official for the Company, or (iv) the Company suffers any such receivership, trusteeship, liquidation, assignment or custodianship or other similar procedure to continue undischarged for a period of 60 days after commencement or if the Company takes any action for the purposes of effecting the foregoing;

    (h)           the maturity of any indebtedness of the Company under any agreement or obligation in an aggregate principal amount exceeding $35,000,000 shall be accelerated, or any default shall occur under one or more agreements or instruments under which such indebtedness may be issued or created and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such indebtedness or a trustee therefor to cause the acceleration of the maturity of such indebtedness or any mandatory unscheduled prepayment, purchase or funding thereof;

    (i)           judgments or orders for the payment of money in excess of $35,000,000 shall be rendered against the Company and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days;

    (j)           the Trustee shall fail to have a valid and enforceable pledge and assignment of the Trust Estate (as defined in the Indenture); or

    (k)          an ERISA Event shall have occurred that, in the opinion of the Majority Participating Banks, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Change.

Section 6.2   Remedies.

Upon the occurrence of any Event of Default, the Administrative Agent may and, at the written request of the Majority Participating Banks, shall, exercise any one or more of the following rights and remedies in addition to any other remedies herein or by law provided:

    (a)           by notice to the Company, require that the Company immediately pay to the Administrative Agent, in immediately available funds, for deposit in one or more accounts to be maintained by the Administrative Agent (collectively, the “Special Deposit Account”),  an amount equal to the Available Amount (such amount to be held by the Administrative Agent in accordance with Section 6.3); provided, however, that in the case of an Event of Default described in Section 6.1(g), the Company shall pay such amount to the Administrative Agent immediately, without any notice;

    (b)           without limiting the right of the Administrative Agent to demand payment of certain Obligations at any time, declare the principal of and interest on the Obligations owing hereunder immediately due and payable, and such amounts shall thereupon become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided, however, that upon the occurrence of an Event of Default under Section 6.1(g) such acceleration shall automatically occur;

    (c)           give notice of the occurrence of an Event of Default to the Trustee and instruct the Trustee to accelerate the Bonds;

    (d)           pursue any rights and remedies it may have under the Related Documents; or

    (e)           pursue any other remedy available at law or in equity.

Section 6.3   Pledge of Special Deposit Account.

The Company hereby pledges, and grants the Administrative Agent, as agent for the Issuing Bank and the Participating Banks, a security interest in, all sums held in the Special Deposit Account from time to time and all proceeds thereof as security for the payment of the Obligations. The Administrative Agent may, at any time and from time to time, apply funds then held in the Special Deposit Account to the payment of such Obligations (in such order as the Administrative Agent may elect) as shall have become or shall become due and payable by the Company to the Banks under this Agreement.  Following expiration of the Letter of Credit in accordance with its terms, and the payment of all amounts payable by the Company to the Banks under this Agreement, any funds remaining in the Special Deposit Account shall be returned by the Administrative Agent to the Company or paid to whomever may be legally entitled thereto. The Administrative Agent shall have full ownership and control of the Special Deposit Account, and, except as set forth in the preceding sentence, the Company shall have no right to withdraw the funds maintained in the Special Deposit Account.

ARTICLE VII
MISCELLANEOUS

Section 7.1   Taxes.

    (a)           For the purposes of this Section 7.1, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Company pursuant to this Agreement and all penalties and interest with respect thereto, excluding (i) taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which any Bank is organized or in which its principal executive office is located, in which its applicable lending office is located or in which it would be subject to tax due to some connection other than that created by this Agreement and (ii) any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax on the date hereof.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies and all penalties and interest with respect thereto, which arise from the making of any payment pursuant to this Agreement or from the execution or delivery of this Agreement or the Letter of Credit.

    (b)           Any and all payments by the Company to or for the account of any Bank hereunder shall be made without deduction for any Taxes or Other Taxes; provided that, if the Company shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Company shall furnish to the Banks, the original or a certified copy of a receipt evidencing payment thereof.

    (c)           The Company agrees to indemnify each Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes on amounts payable under this Section) paid by such Bank.  This indemnification shall be paid within 15 days after any Bank makes appropriate demand therefor.

    (d)           On or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter if requested in writing by the Company (but only so long as each Bank remains lawfully able to do so), each Bank shall provide the Company with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts such Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

    (e)           For any period with respect to which any Bank has failed to provide the Company with the appropriate form pursuant to Section 7.1(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 7.1(b) or (c) with respect to Taxes imposed by the United States; provided that, if such Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps (at the expense of such Bank) as such Bank shall reasonably request to assist such Bank to recover such Taxes.

    (f)           If the Company is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its applicable lending office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank in its sole judgment.

Section 7.2   Increased Costs.

    (a)           If after the date hereof any change in any applicable law, treaty, regulation, guideline or directive (including, without limitation, regulations and guidelines with respect to capital adequacy and Regulation D promulgated by the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect) or any new law, treaty, regulation, guideline or directive, or any interpretation of any of the foregoing by any authority charged with the administration or interpretation thereof or any central bank of other fiscal, monetary or other authority having jurisdiction over any Bank or the transactions contemplated by this Agreement (whether or not having the force of law) (all of the foregoing being referred to as a “Regulatory Change”) shall:

       (i)           subject such Bank to any tax, deduction or withholding with respect to the Bonds, the Letter of Credit or this Agreement, or any amount paid or to be paid by such Bank as the issuer of the Letter of Credit (other than any tax measured by or based upon the overall net income of such Bank imposed by any jurisdiction having control over such Bank);

       (ii)           impose, modify, require, make or deem applicable to any Bank, any reserve requirement (other than reserves against “Eurocurrency liabilities” under paragraph (b) below), capital requirement, special deposit requirement, insurance assessment or similar requirement against any assets held by, deposits with or for the account of, or loans, letters of credit or commitments by, an office of such Bank;

       (iii)          change the basis of taxation of payments due any Bank under this Agreement or the Bonds (other than by a change in taxation of the overall net income of such Bank);

       (iv)          cause or deem letters of credit to be assets held by such Bank and/or as deposits on its books; or

       (v)           impose upon such Bank any other condition with respect to such amount paid or payable to or by such Bank or with respect to this Agreement, the Letter of Credit or the Bonds;

and the result of any of the foregoing is to increase the cost to any Bank of making any payment or maintaining the Letter of Credit, or to reduce the amount of any payment (whether of principal, interest or otherwise) receivable by such Bank, or to reduce the rate of return on the capital of such Bank (taking into consideration such Bank’s policies with respect to capital adequacy) or to require such Bank to make any payment on or calculated by reference to the gross amount of any sum received by it, or to increase the cost to such Bank of making or maintaining any Drawing Loan at LIBOR, or to reduce the amount of any sum received or receivable by such Bank under this Agreement with respect thereto, in each case by an amount which such Bank in its reasonable judgment deems material, then:

(A)	such Bank shall promptly notify the Company in writing of the happening of such event and will designate a different lending office if such designation will avoid the need for, or reduce the amount of such compensation and will not, in the judgement of such Bank, be otherwise disadvantageous to such Bank;

(B)	such Bank shall promptly deliver to the Company a certificate stating the change which has occurred or the reserve requirements or other costs or conditions which have been imposed on such

Bank or the request, direction, or requirement with which it has complied, together with the date thereof, the amount of such increased cost, reduction or payment and reasonably detailed description of the way in which such amount has been calculated, and such Bank's determination of such amounts, absent fraud or manifest error, shall be conclusive (in determining such amount, such Bank may use any reasonable averaging and attribution methods); and

(C)	the Company shall pay to each Bank, from time to time as specified by such Bank, such amount as will compensate such Banks, for such additional cost, reduction, or payment.

The protection of this paragraph shall be available to each Bank regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which has been imposed; provided, however, that if it shall later be determined by such Bank that any amount so paid by the Company pursuant to this Section 7.2 is in excess of the amount payable under the provisions hereof, such Bank shall refund such excess amount to the Company.

    (b)           Without limiting the effect of the foregoing, the Company shall pay to the Issuing Bank and each Participating Bank on the last day of each Interest Period so long as such Bank is maintaining reserves against “Eurocurrency liabilities” under Regulation D (or so long as such Bank is, by reason of any Regulatory Change, maintaining reserves against any other category of liabilities that includes deposits by reference to which the interest rate on Drawing Loans bearing interest at LIBOR is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Bank that includes any Drawing Loans bearing interest at LIBOR) an additional amount (determined by such Bank and notified to the Company) equal to the product of the following for each such Drawing Loan for each day during such Interest Period:

       (i)           the principal amount of such Drawing Loan outstanding on such day;

       (ii)           the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such Drawing Loan for such Interest Period as provided in this Agreement and the denominator of which is one minus the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Bank on such day minus (y) such numerator; and

       (iii)           1/360.

Section 7.3   Right of Setoff; Other Collateral.

    (a)           In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default,

each Bank is hereby authorized by the Company at any time or from time to time, without notice to the Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated) and any other indebtedness at any time held or owing by such Bank or that subsequent holder to or for the credit or the account of the Company, whether or not matured, against and on account of the obligations and liabilities of the Company to such Bank or that subsequent holder hereunder, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement and the Related Documents, irrespective of whether or not (a) the Administrative Agent shall have made any demand hereunder or (b) the principal or the interest on the Drawing Loans and other amounts due hereunder shall have become due and payable and although said obligations and liabilities, or any of them, may be contingent or unmatured.

    (b)           Each of the Issuing Bank and each Participating Bank agrees with each other party hereto that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, hereunder in excess of its ratable share of payments on all such obligations then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Obligations, or participations therein, held by each such other Banks (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

    (c)           The rights of any Bank under this Section 7.3 are in addition to, in augmentation of, and, except as specifically provided in this Section 7.3, do not derogate from or impair other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

Section 7.4   Indemnity; Costs and Expenses.

    (a)           The Company hereby agrees to indemnify each Bank, its affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to this Agreement, the Letter of Credit, the Drawing Loans, any drawing under the Letter of Credit or any actual or proposed use of proceeds of the drawings under the Letter of Credit; except, only if, and to the extent that any such claim, damage, loss, liability, cost or expense shall be caused by the willful misconduct or gross negligence of such Indemnitee in performing or failing to perform its obligations under this Agreement or in making payment against a drawing presented under the Letter of Credit which does not comply with the terms thereof (it being understood and agreed by the parties hereto that in making such payment the Issuing Bank’s exclusive reliance on the documents presented to the Issuing Bank in accordance with the terms of the Letter of Credit as to any and all matters set forth therein, whether or not any statement or any document presented pursuant to the Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein proves to be untrue or inaccurate in any respect whatsoever shall not be deemed willful misconduct or gross negligence of the Issuing Bank).

    (b)           The Company shall pay (i) all reasonable costs and out-of-pocket expenses of the Issuing Bank and the Administrative Agent, including, without limitation, costs in connection with the negotiation, documentation and execution of this Agreement and any and all documents, agreements and instruments related thereto, reasonable fees and disbursements of special counsel for the Issuing Bank and the Administrative Agent, in connection with any waiver or consent hereunder or any amendment hereof or any Potential Default or Event of Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Issuing Bank and the Administrative Agent, including (without duplication) the reasonable fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and investigation, collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

    (c)           The Company hereby agrees to indemnify, defend and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee including reasonable expenses of investigating a claim, arising out of or in any way connected with, or as a result of the following:

       (i)           the issuance, offering and sale of the Bonds;

       (ii)           any acquisition or attempted acquisition of Equity Interests or assets of another Person or entity by the Company, or the use of any of the proceeds of any transaction contemplated hereunder by the Company for the making or furtherance of any such acquisition or attempted acquisition;

       (iii)           any breach or alleged breach by the Company of, or any liability or alleged liability of the Company under, any Environmental Laws, or any liability or alleged liability incurred by any Indemnitee under any Environmental Laws in connection with this Agreement, any Related Documents or the transactions contemplated hereunder or thereunder;

       (iv)           the negotiation, preparation, execution, delivery, administration, and enforcement of this Agreement, the Related Documents and any other document required hereunder or thereunder, including, without limitation, any amendment, supplement, modification or waiver of or to any of the foregoing or the consummation or failure to consummate the transactions contemplated hereby or thereby, or the performance by the parties of their obligations hereunder or thereunder, and the transfer of or payment or failure to pay under this Agreement or any of the Related Documents; or

       (v)           any claim, litigation, investigation or proceedings related to any of the foregoing, whether or not the Indemnitee is a party thereto;

provided, however, that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses arising from (A) any unexcused breach by the Administrative Agent of its obligations under this Agreement or (B) any commitment made by the Administrative Agent to a person other than the Company which would be breached by the performance of the obligations under this Agreement.  Nothing in this subsection is intended to limit the payment and reimbursement obligations of the Company contained in this Agreement.

    (d)           The Company agrees to indemnify the Indemnitees and each person, if any, who controls the Administrative Agent within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses, including the fees and expenses of in-house counsel, and including reasonable expenses of investigating a claim) incurred by an indemnified party arising out of in any way connected with, or as a result of:

       (i)           the assertion that any materials used in connection with the offering and sale of the Bonds (except for the materials provided by the Administrative Agent for such use) contain an alleged untrue statement of a material fact or an alleged omission to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or

       (ii)           the failure to register the Bonds under the Securities Act of 1933, as amended, or to qualify  the Financing Agreement or the Indenture under the Trust Indenture Act of 1939, as amended.

    (e)           The foregoing agreements and indemnities shall remain operative and in full force and effect regardless of termination of this Agreement, the consummation of or failure to consummate either the transactions contemplated by this Agreement or any amendment, supplement, modification or waiver, the drawing of any draft and reimbursement of the Issuing Bank therefor, the invalidity or unenforceability of any term or provision of this Agreement, any Related Documents, or any other document required hereunder or thereunder, any investigation made by or on behalf of the Administrative Agent, or the Company or the content or accuracy of any representation or warranty made under this Agreement, any Related Documents or any other document required hereunder or thereunder.

Section 7.5   Non-Controlled Persons,

The Issuing Bank does not control, either directly or indirectly through one or more intermediaries, the Company.  Nor does the Company control, either directly or indirectly through one or more intermediaries, the Issuing Bank.  The Issuing Bank and the Company shall provide written notice to the Trustee, Remarketing Agent and the Owners (as defined in the Indenture) at least 30 days prior to the consummation of any transaction that would result in the Company controlling or being controlled by the Issuing Bank.

Section 7.6   Obligations Absolute.

The obligations of the Company under this Agreement including, without limitation, all fees to be paid hereunder, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever.

Section 7.7   Liability of the Issuing Bank.

The Company assumes all risks of the acts or omissions of the Trustee, the Remarketing Agent, any Paying Agent or any agent of the Trustee, the Remarketing Agent or any Paying Agent and any transferee of the Letter of Credit with respect to their use of the Letter of Credit.  Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for (a) the use of the Letter of Credit or for any acts or omissions of the Trustee and any transferee in connection therewith, (b) the validity or genuineness of documents, or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, (c) payment by the Issuing Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit, or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit; provided, however, that the Company shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Company, to the extent of any direct, as opposed to consequential, damages suffered by the Company which the Company proves were caused by (i) the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank’s wrongful failure to make lawful payment under the Letter of Credit after the presentation to the Issuing Bank by the Trustee or a successor trustee under the Indenture of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit (it being understood that in making such payment the Issuing Bank’s exclusive reliance on the documents presented to the Issuing Bank in accordance with the terms of the Letter of Credit as to any and all matters set forth therein, whether or not any statement or any document presented pursuant to the Letter of Credit proves to forged, fraudulent, invalid or insufficient in any respect or any statement whatsoever, shall not be deemed willful misconduct or gross negligence of the Issuing Bank).  The Issuing Bank is hereby expressly authorized and directed to honor any demand for payment which is made under the Letter of Credit without regard to, and without any duty on its part to inquire into the existence of, any disputes or controversies between the Issuer, the Company, the Remarketing Agent, the Trustee, any Paying Agent, or any other person or the respective rights, duties or liabilities of any of them, or whether any facts or occurrences represented in any of the documents presented under the Letter of Credit are true and correct.

Section 7.8   Participants, Etc.

    (a)           Each Participating Bank shall have the right at any time, with the written consent of the Company (which consent shall not be unreasonably withheld) and the Issuing Bank (which consent shall be granted in the sole discretion of the Issuing Bank), to assign all or any part of its L/C Commitment (including the corresponding portion of its Commitment Percentage) to one or more other Persons; provided that such assignment is in an amount of at least $5,000,000 or the entire L/C Commitment of such Participating Bank, and if such assignment is not for such Participating Bank’s entire L/C Commitment then such Participating Bank’s L/C Commitment after giving effect to such assignment shall not be less than $5,000,000.  Each such assignment shall set forth the assignees address for notices to be given hereunder.  Upon any such assignment, delivery to the Administrative Agent of an executed copy of such assignment agreement and the forms referred to in Section 7.1 hereof, if applicable, and the payment of a $3,500 recordation fee to the Administrative Agent, the assignee shall become a Participating Bank hereunder, and the Participating Bank granting such assignment shall have its L/C Commitment (including the corresponding portion of its Commitment Percentage), and its obligations and rights in connection therewith, reduced by the amount of such assignment.

    (b)           Each Participating Bank shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the L/C Commitments, and its corresponding participation obligation in the Letter of Credit, held by such Participating Bank at any time; provided that (i) no such participation shall relieve any Participating Bank of any of its obligations under this Agreement, (ii) no such participant shall have any rights under this Agreement except as provided in this Section 7.8(b), and (iii) neither the Issuing Bank nor the Administrative Agent shall have any obligation or responsibility to such participant.  Any party to which such a participation has been granted shall have the benefits of Sections 7.1, 7.2, 7.3, 7.4 and 7.15, but shall not be entitled to receive any greater payment under such Sections than the Participating Bank granting such participation would have been entitled to receive in connection with the rights transferred.  Any agreement pursuant to which any Participating Bank may grant such a participating interest shall provide that such Participating Bank shall retain the sole right and responsibility to enforce the obligations of the Company hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Participating Bank will not agree to any modification, amendment or waiver of this Agreement that would (A) increase or extend any L/C Commitment of such Participating Bank if such increase or extension would also increase or extend the participant’s obligations, (B) forgive any amount of or postpone the date for payment of any principal of or interest on any Obligation payable hereunder in which such participant has an interest or (C) reduce the stated rate at which interest or fees in which such participant has an interest accrue hereunder.

Section 7.9   Survival of this Agreement.

All covenants, agreements, representations and warranties made in this Agreement shall survive the issuance by the Issuing Bank of the Letter of Credit and shall continue in full force and effect so long as the Letter of Credit shall be unexpired or any sums drawn or due hereunder shall be outstanding and unpaid, regardless of any investigation made by any person.  Wherever in this Agreement the Issuing Bank is referred to, such reference shall be deemed to include the successors and assigns of the Issuing Bank and all covenants, promises and agreements by or on behalf of the Company which are contained in this Agreement shall inure to the benefit of the successors and assigns of the Issuing Bank.  The rights and duties of the Company, however, may not he assigned or transferred, except as specifically provided in this Agreement or with the prior written consent of the Administrative Agent, and all obligations of the Company hereunder shall continue in full force and effect notwithstanding any assignment by the Company of any of its rights or obligations under any of the Bond Documents or any entering into, or consent by the Company, to any supplement or amendment to any of the Bond Documents.

Section 7.10   Amendments and Waivers.

Neither this Agreement nor any Related Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection.  The Majority Participating Banks may, or, with, but only with, the written consent of the Majority Participating Banks, the Administrative Agent or the Issuing Bank, as applicable, may, from time to time, (a) enter into with the Company written amendments, supplements or modifications hereto and to the other Financing Documents for the purpose of adding any provisions to this Agreement or the other Financing Documents or changing in any manner the rights of the Participating Banks or of the Company hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Participating Banks or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of an Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall, without the consent of each Participating Bank, (i) reduce the amount or extend the scheduled date of maturity of any Obligation or any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the Stated Expiration Date, in each case without the consent of each Participating Bank affected thereby, or (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Majority Participating Banks, or consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement and the other Financing Documents, in each case without the written consent of all the Participating Banks, or (iii) amend, modify or waive any provision of Article VIII or any provision hereunder affecting the rights or obligations of the Issuing Bank without the written consent of the Administrative Agent or the Issuing Bank, respectively.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Participating Banks and shall be binding upon the Company, the Participating Banks, the Issuing Bank and the Administrative Agent.  In the case of any waiver, the Company, the Participating Banks, the Issuing Bank and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Financing Documents, and any Potential Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Potential Default or Event of Default or impair any right consequent thereon.

Section 7.11   Waiver of Rights by the Banks.

No course of dealing or failure or delay on the part of any Bank in exercising any right, power or privilege hereunder or under the Letter of Credit shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise, or the exercise of any other right or privilege.  The rights of the Banks under this Agreement and the Letter of Credit are cumulative and not exclusive of any rights or remedies which the Banks would otherwise have.

Section 7.12   Severability.

In case any one or more of the provisions contained in this Agreement shall be held or deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.13   Governing Law; Submission to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.  The Company hereby submits to the nonexclusive jurisdiction of the United States District Court for the District of Minnesota and of any State court sitting in Hennepin County, Minnesota for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 7.14   Notices.

    (a)           Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for hereunder shall be in writing (including facsimile transmission or e-mail) and shall be sent to the applicable party at its address, e-mail address or facsimile number. Notices hereunder shall be effective when received and shall be addressed:

If to the Issuing Bank and/or the Administrative Agent, to

Wells Fargo Bank, National Association
MAC N9305-070
90 South Seventh Street
Minneapolis, MN  55479
Attention: Patrick McCue
Telephone: 612-667-0700
Facsimile: 612-316-0506
E-mail: Patrick.mccue@wellsfargo.com

and to:

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: James M. Pfau
Telephone: 612-766-7000
Facsimile: 612-766-1600 E-mail: jpfau@faegre.com

If to the Company, to	ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802
Attention: Treasurer
Telephone: 218-723-3942
Facsimile: 218-723-3912 E-mail: dstellmaker@allete.com

If to the Remarketing Agent, to	Wells Fargo Brokerage Services, LLC
MAC N9303 105
608 Second Avenue South
Minneapolis, Minnesota 55402
Attention: Remarketing Desk
Telephone: 612-667-9435
Facsimile: 612-667-1593

If to the Trustee, to	U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention:  Corporate Trust Department
Telephone: 651-495-3915
Facsimile: 651-495-8097

Any party may change any information above for purposes hereof by notice to the other parties.

    (b)           The Issuing Bank agrees to give immediate notice, promptly confirmed in writing, to the Remarketing Agent of any notice of an Event of Default given to the Trustee by the Issuing Bank.

Section 7.15   Survival of Certain Obligations.

The obligation of the Company to reimburse the Banks pursuant to Sections 7.1, 7.2 and 7.4 shall survive the payment of the Bonds and the termination of this Agreement.

Section 7.16   Taxes and Expenses.

Any transfer, stamp, documentary or other similar taxes payable or ruled payable by any Governmental Body in respect of this Agreement, the Letter of Credit or the Bonds shall be paid by the Company, together with interest and penalties, if any; provided, however, that the Company may reasonably contest any such taxes with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

Section 7.17   Pleadings.

The table of contents and captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Section 7.18   Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original but both or all of which, when taken together, shall constitute one instrument, and shall become effective when copies hereof bearing the signatures of each of the parties hereto shall be delivered to the Company and the Administrative Agent.

Section 7.19   Waiver of Jury Trial.

Each of the Company and each Bank hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.20   Register.

The Administrative Agent, on behalf of the Company, shall maintain at the address of the Administrative Agent referred to in subsection 7.14 a register (the “Register”) for the recordation of the names and addresses of the Participating Banks and the Commitment Percentages of, and principal amount of the Obligations owing to, each Participating Bank from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Participating Banks may treat each Person whose name is recorded in the Register as the owner of an Obligation hereunder and the other Financing Documents, notwithstanding any notice to the contrary.  The Register shall be available for inspection by the Company or any Participating Bank at any reasonable time and from time to time upon reasonable prior notice.

Section 7.21   Adjustments; Set-off.

If any Participating Bank (a “benefited Participating Bank”) shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Participating Bank, if any, in respect of such other Participating Bank’s Obligations owing to it, or interest thereon, such benefited Participating Bank shall purchase for cash from the other Participating Banks a participating interest in such portion of each such other Participating Bank’s Commitment Percentage or the Obligations owing to it, or shall provide such other Participating Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Participating Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Participating Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Participating Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

Section 7.22   Patriot Act Notice

As required by the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), the Banks hereby notify the Company that pursuant to the requirements of the Act, and the Banks’ policies and practices, the Banks are required to obtain, verify and record certain information and documentation that identifies the Company, which information includes the name and address of the Company and such other information that will allow the Banks to identify the Company in accordance with the Act.

Section 7.23   Restatement.

Upon execution and delivery of this Agreement by each of the parties hereto and satisfaction of the conditions precedent set forth in Section 3.1, the 2006 Letter of Credit Agreement shall be and hereby is amended, superseded and restated in its entirety by the terms and provisions of this Agreement.  This Agreement shall not constitute a novation of the 2006 Letter of Credit Agreement or the indebtedness created thereunder.  The L/C Commitment of each Bank that is a party to the 2006 Letter of Credit Agreement shall, on the date hereof, automatically be deemed amended and the only L/C Commitments shall be those hereunder.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

Section 8.1   Appointment and Authorization of Administrative Agent.

Each Participating Bank hereby appoints Wells Fargo Bank, National Association, as the Administrative Agent under this Agreement and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  The relationship between the Administrative Agent and the Participating Bank is and shall be that of agent and principal only, and nothing contained in this Agreement or the Letter of Credit shall be construed to constitute the Administrative Agent as a trustee or fiduciary for any Participating Bank or the Company.

Section 8.2   Administrative Agent and its Affiliates.

The Administrative Agent shall have the same rights and powers under this Agreement as any other Participating Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any affiliate of the Company as if it were not the Administrative Agent hereunder.  The term “Participating Bank” as used herein, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Participating Bank.

Section 8.3   Action by Administrative Agent.

If the Administrative Agent delivers to the Company a written notice of an Event of Default hereunder, the Administrative Agent shall promptly give each of the Participating Banks written notice thereof.  The obligations of the Administrative Agent hereunder are only those expressly set forth herein.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Potential Default or Event of Default.  In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of this Agreement, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under the Letter of Credit unless it shall be first indemnified to its reasonable satisfaction by the Participating Banks against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall be entitled to assume that no Potential Default or Event of Default exists unless notified to the contrary by a Participating Bank or the Company.  In all cases in which this Agreement and the Letter of Credit do not require the Administrative Agent to take certain actions, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder.

Section 8.4   Consultation with Experts.

The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 8.5   Liability of Administrative Agent; Credit Decision.

Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection transactions contemplated by this Agreement (i) with the consent or at the request of the Majority Participating Banks or (ii) in the absence of its own gross negligence or willful misconduct.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or the Letter of Credit; (ii) the performance or observance of any of the covenants or agreements of the Company or any other party contained herein or in the Letter of Credit; (iii) the satisfaction of any condition specified in Section 3.1 or 3.2 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other documents or writing furnished in connection herewith; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.  The Administrative Agent may execute any of its duties under this Agreement or the Letter of Credit by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Participating Banks, the Company, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care.  The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to he genuine or to be sent by the proper party or parties.  Each Participating Bank acknowledges that it has independently and without reliance on the Administrative Agent or any other Participating Bank, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Company in the manner set forth herein.  It shall be the responsibility of each Participating Bank to keep itself informed as to the creditworthiness of the Company and any other relevant Person, and the Administrative Agent shall have no liability to any Participating Bank with respect thereto.

Section 8.6   Indemnity.

The Participating Banks shall ratably, in accordance with their respective Commitment Percentage, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it hereunder or in connection with the transactions contemplated hereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified.  The obligations of the Participating Banks under this Section 8.6 shall survive termination of this Agreement.

Section 8.7   Resignation of Administrative Agent and Successor Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Participating Banks and the Company.  Upon any such resignation of the Administrative Agent, the Majority Participating Banks shall have the right to appoint a successor Administrative Agent with the consent of the Company.  If no successor Administrative Agent shall have been so appointed by the Majority Participating Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Participating Banks, appoint a successor Administrative Agent, which shall be any Participating Bank hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000.  Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Administrative Agent hereunder, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 8.7 and all protective provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Signature pages follow.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above-written.

ALLETE, INC.

By                    /s/Donald W. Stellmaker
Its Treasurer

Signature Page for Letter of Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Issuing Bank and as a Participating Bank

By /s/Keith R. Luettel
Keith R. Luettel
Its Vice President

Signature Page for Letter of Credit Agreement

Exhibit A
FORM OF EXTENSION OF LETTER OF CREDIT
See attached.

Wells Fargo Bank, N.A. U. S. Trade Services Standby Letters of Credit MAC A0195-212 One Front Street, 21st Floor San Francisco, CA 94111 Phone: 1(800) 798-2815 Option 1 E-Mail: sftrade@wellsfargo.com

Amendment To
Irrevocable Standby Letter Of Credit
Number : NZS569069
Amendment Number : 1
Amend Date : ___________ __, 2011

BENEFICIARY	APPLICANT

U.S. Bank National Association	Allete, Inc.
Attention: Corp. Trust Dept.	30 W. Superior Street
60 Livingston Avenue	Attn: Richard Ausman-Cash Mgr
St. Paul, Minnesota 55107	Duluth, Minnesota 55802

Ladies and Gentlemen:

At the request and for the account of the above referenced applicant, we hereby amend our irrevocable
Standby Letter of Credit (the “Wells Credit”) in your favor as follows:

The third paragraph of the first page of our Letter of Credit dated July 5, 2006 is now to read:

“This Letter of Credit expires at our Letter of Credit Operations Office in San Francisco, California on July 5th, 2013 or, if such date is not a Business Day, then on the first (1st) succeeding Business Day thereafter (the “Expiration Date”).”

All other terms and conditions remain unchanged.

This Amendment is to be attached to the original Wells Credit and is an integral part thereof.

Very Truly Yours,

WELLS FARGO BANK, N.A.

     By: ________________________________________
                          Authorized Signature

The original of the Letter of Credit contains an embossed seal over the Authorized Signature.

Please direct any written correspondence or inquiries regarding this Letter of Credit, always quoting our reference number, to Wells Fargo Bank, National Association, Attn: U.S. Standby Trade Services

at either	One Front Street	or	401 Linden Street
	MAC A0195-212,		MAC D4004-017,
	San Francisco, CA 94111		Winston-Salem, NC 27101

Phone inquiries regarding this credit should be directed to our Standby Customer Connection Professionals

1-800-798-2815 Option 1	1-800-776-3862 Option 2
(Hours of Operation: 8:00 a.m. PT to 5:00 p.m. PT)	(Hours of Operation: 8:00 a.m. EST to 5:30 p.m. EST)

Exhibit B

Commitment Percentages

Participating Bank	Commitment Percentage
Wells Fargo Bank, National Association	100%